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Exhibit 10(m)

Retirement Agreement—General Release
and Covenant Not to Sue

        This Severance Agreement, General Release and Covenant Not to Sue ("Agreement") is made this 19th day of December, 2001, in the City of Walnut Creek, County of Contra Costa, State of California, between LONGS DRUG STORES CALIFORNIA, INC., hereinafter "Longs" and Dan R. Wilson, hereinafter "Wilson."

        WHEREAS, Wilson is an employee and employed by Longs from his hiring date of September 16, 1964, to the present. Wilson desires to retire from employment with Longs.

        WHEREAS, Longs recognizes Wilson's many contributions to the corporation and desires to enter into this Agreement.

        For and in consideration of the mutual covenants and promises set forth herein, Longs and Wilson covenant and agree as follows:

1.
Retirement:    Wilson voluntarily retires from his employment with Longs effective January 31, 2002. For purposes of this Agreement, January 31, 2002, is Wilson's "effective date of retirement."

2.
Earned Salary and Bonus:    Wilson will be paid his earned salary and accrued vacation through January 31, 2002. Wilson will be paid his fourth quarter fiscal year 2002 bonus on March 15, 2002, based on his effective date of retirement. Under the terms of the Longs Prescription Drug Plan, Wilson and his family will continue to be covered by the Plan without change during the eighteen-month period following the effective date of retirement.

3.
Payment and Other Consideration:    In consideration of Wilson's acceptance of this Agreement, Longs will provide the following:

(a)
Payment to Wilson a total of Three Hundred Ninety One Thousand Eight Hundred Ninety Five Dollars ($391,895.00) subject to the conditions stated in Paragraph 4 below, as follows: One Hundred Ninety Five Thousand Nine Hundred Forty Seven Dollars ($195,947.00) on January 31, 2002, and One Hundred Ninety Five Thousand Nine Hundred Forty Eight Dollars ($195,948.00) on January 2, 2003.

(b)
Transfer of clear title to Wilson of the leased 2000 Buick Park Avenue automobile presently used by Wilson. Said transfer will take place on Wilson's effective date of retirement. A form 1099 will be issued to Wilson reflecting the value of said automobile.

(c)
The Agreement for Termination Benefits in the Event of a Change in Control entered into between Wilson and Longs shall remain in effect until January 31, 2004, including a "best pay" amendment as authorized by the Board of Directors in November 2001. For calculating the annual compensation under said agreement, the amount of compensation (both base salary and bonus) received by Wilson and included in Wilson's gross income for federal income tax purposes during the taxable year 2000 will by used as if Wilson had received said amount each year during the immediate preceding five years prior to the change in control.

  Any tax obligations of Wilson, and tax liability therefore, including any penalties and interest based upon such tax obligation, that arises from the benefits and payments made to him under this Agreement will be Wilson's responsibility and liability unless the Parties agree otherwise in a written modification, signed by both Parties to this Agreement. Longs will report each payment provided for in Section 3(a) of this Agreement on form W-2 for the tax year in which the payment was made.

4.
General Release and Waiver of Known and Unknown Claims:

  Wilson waives and releases and promises never to assert any and all claims that Wilson has or might have against Longs and its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns, arising from or related to his employment with Longs and/or Wilson's termination of employment with Longs.

  These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act, as amended, including the amendments of the Civil Rights Act of 1991, the Americans With Disabilities Act, the Older Workers Benefit Protection Act, State anti-discrimination statutes, State unemployment benefits and the law of contract and tort.

  Wilson also waives and releases and promises never to assert any such claims, even if he does not believe that such claims exist and therefore waives his rights under section 1542 of the Civil Code of California which states:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

5.
No Admission of Liability:    It is understood and agreed that the furnishing of the considerations for this Agreement shall not be deemed or construed at any time or for any purpose as an admission of liability by Longs or Wilson. The liability for any and all claims is expressly denied by the parties to this Agreement.

6.
Covenant Not to Sue:    Wilson hereby represents and warrants that he shall not sue or initiate against Longs or any person or corporation covered by the Agreement herein any compliance review, action, or proceeding, or participate in same, individually or as a member of a class, related in any manner to the released claims, except that Wilson shall not be prevented from pursuing claims for accrued but unused vacation or for vested profit sharing benefits due him for breach of any stock option agreement held by Wilson or for indemnification or contribution in connection with claims brought by any third party against Wilson in connection with his position as an employee or officer of Longs. A breach of this paragraph shall entitle Longs to damages and injunctive relief as provided by law and shall relieve Longs of all obligations to Wilson as provided in this Agreement.

7.
Current Work in Progress and Deadlines:    Wilson shall complete all "critical" work and work projects prior to his last day of employment. "Critical" work and work projects as used herein means work and work projects that must be completed or that have deadlines for completion before January 31, 2002.

8.
Confidentiality, Non-Disclosure and Non-disparagement:

(a)
Unless required or otherwise permitted by law, Wilson agrees to keep confidential and will not disclose to others, including present or former Longs employees, any information described below:

(i)
"Confidential information." As used herein, "Confidential Information" includes, but is not limited to the following: a) weekly sales and wage data; b) profitability data; c) financial planning and forecasting data; d) sales reports, including pharmacy prescription and sales volume; e) individual store and collective gross profit information; f) labor expense data; g) return-on-investment data; h) return-on-asset data; i)  bonus plans and reports; j) warehouse distribution costs; k) information regarding Longs' NonStop Solutions project and related data; l) cost-benefit analysis regarding pharmacy distribution; m) Longs' PRO program; n) store and pharmacy inventory data; o) pharmacy purchase data; p) information regarding pharmacy automated dispensing system(s) and robotic technology; q) corporate strategic planning information; r) pharmacy prescription processing system; s) computer programs and know how; t) business and marketing plans and strategies; u) unpublished financial statements, budgets, projections, prices, costs and customer lists whether developed before or after the date of this Agreement.

    (ii)
    "Trade secrets" as defined under the Uniform Trade Secrets Act, California Civil Code section 3426.1;

    (iii)
    Any information that affords Longs a competitive advantage in the retail industry;

    (iv)
    Longs' proprietary information, Longs' trade secrets, customer lists, product marketing or any other information obtained during his employment with Longs;

    (v)
    The terms of this Agreement, the benefit being paid under this Agreement or the fact of its payment, except that Wilson may disclose this information to his attorney, accountant or other professional advisor to whom he must make the disclosure in order for them to render professional services to him. Wilson will instruct any such person, however, to maintain the confidentiality of this information.

    (vi)
    The provisions of this Section 8 shall not apply to (a) information which is generally known within the industry or in the public domain prior to the date of this Agreement, (b) information which, not as a result of the disclosure by Wilson, becomes part of the public domain, (c) information which is available as a matter of public record, and (e) information which is hereafter lawfully disclosed to Wilson by a third party (other than any employees or agents of Longs).

    (vii)
    The non-disclosure obligations of this Section 8 shall not apply to disclosures made by Wilson in response to any deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal process ("legally compelled disclosure") provided that the conditions of this Section 8(a) (vii) are complied with by Wilson. In the event that Wilson is requested or becomes subject to make a legally compelled disclosure of any of the Confidential Information, Wilson shall first provide Longs with prompt prior written notice of such requirement so that Longs may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 8.

  (b)
  If questioned about the circumstances of his employment with Longs, his retirement or termination or terms of this Agreement, Wilson shall not disparage Longs to any third party.

9.
Remedy in the Event of Breach:    In the event that either party breaches any of their obligations under this Agreement or as otherwise imposed by law, the non-breaching party shall be entitled to obtain any relief provided under law or equity.

10.
Entire Agreement:    Wilson declares and represents that no promise, inducement, or agreement not expressed herein has been made and that this Agreement contains the entire agreement between Longs and Wilson and that the terms of this Agreement are contractual and not a mere recital.

11.
Effect of Invalidity:    Should any provision of this Agreement be declared or be determined by any court of law to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term, provision shall be deemed not to be a part of this Agreement.

12.
Voluntary Participation:    The undersigned Parties acknowledge that they have had the opportunity to be represented by counsel in the negotiation and preparation of this Agreement, that they have read the Agreement, that they are fully aware of its contents and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, what all agreements and understandings between the Parties are embodied and expressed herein, and that each Party enters into this Agreement freely, voluntarily, without coercion, and based on the Party's own judgment and not in reliance upon any representations or promises made by the other Party, other than those contained herein.

13.
Opportunity to Revoke:    The following is required by the Older Workers Benefit Protection Act (29 USC § 621 et seq):

  Wilson has up to twenty-one (21) days from December 19, 2001, to accept the terms of this Agreement, although Wilson may accept it at any time within those twenty-one (21) days. Wilson hereby acknowledges that he has consulted an attorney, or has been advised to consult an attorney about this Agreement.

  Once Wilson accepts the terms herein and signs the Agreement, he has an additional seven days in which to revoke his acceptance. To revoke this Agreement, Wilson must send to Longs' Corporate Secretary a written statement of revocation by registered mail, return receipt requested. If Wilson does not revoke this Agreement, the eighth day after the date of his acceptance will be the "effective date" of the Agreement.

14.
Successors and Assigns:    This Agreement is binding on and benefits the heirs, executors, administrators, assigns and successors of Wilson and Longs. Wilson hereby designates Debe Wilson as his beneficiary under this Agreement.

15.
Resolution of Disputes:    If a dispute arises out of or related to this Agreement, or the breach thereof, the parties agree first to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to arbitration. Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

16.
Governing Law:    The Agreement shall be construed and governed by the laws of the State of California. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party. The Parties hereby submit themselves to the courts of California in and for the County of Contra Costa for the purpose of enforcing this Agreement.

17.
Attorneys' Fees:    In the event of the breach or default by either party in the performance of its covenants and undertakings hereunder, the other party shall be entitled to reimbursement for all its costs of enforcement, specifically including without limitation reasonable attorneys' and experts' fees and expenses, court costs and the costs of enforcing any orders or judgments.

  IN WITNESS WHEREOF, the Parties have executed the Agreement as of the dates below.

LONGS DRUG STORES CALIFORNIA, INC.
BY:	Linda M. Watt Senior Vice President	BY:	Dan R. Wilson
BY:	Orlo D. Jones Secretary
Dated:		Dated:

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  Exhibit 10(m)
Retirement Agreement—General Release and Covenant Not to Sue